Exhibit 10.10

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) by and between Knowlton Development Corporation Inc. (the “Company”) and Nicolas E. Whitley (“Executive”), dated as of January 22, 2019.

WHEREAS, Executive is currently employed by the Company pursuant to an employment agreement dated January 1, 2013, as amended on May 1, 2018 (the “Employment Agreement”);

WHEREAS, a share purchase agreement was signed on October 26, 2018 (the “Share Purchase Agreement”) whereby 1184248 B.C. LTD. agreed to purchase all of the issued shares in the share capital of the Company from, among other vendors, Executive (the “Transaction”);

WHEREAS, the closing of the Transaction occurred on December 21, 2018 (the “Closing Date”);

WHEREAS, as a vendor, Executive derived a substantial benefit from the Transaction;

WHEREAS, in connection with the closing of the Transaction, the Company desires to continue to employ Executive and to enter into the terms of this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement, effective as of the Closing Date (hereinafter referred to as, the “Effective Date”); and

WHEREAS, the Agreement shall replace and supersede the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1.	Term; Definitions.

(a)

The term of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue indefinitely, provided, however, that Executive’s employment under this Agreement may be terminated at any time pursuant to the provisions of Section 4. The period of time from the Effective Date through the termination of Executive’s employment hereunder pursuant to its terms is herein referred to as the “Term.” For purposes of this Agreement, the following terms, as used herein, shall have the definitions set forth below.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided that, in any event, any business in which the Company has any direct or indirect ownership interest shall be treated as an Affiliate of the Company.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Governmental Entity” means any national, state, county, local, municipal or other government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, association, Governmental Entity, unincorporated entity or other entity.

2.	Duties and Responsibilities.

(a)

During the Term, Executive agrees to be employed by and devote all of Executive’s business time and attention to the Company and the promotion of its interests and the performance of Executive’s duties and responsibilities hereunder, upon the terms and conditions of this Agreement. Executive shall render Executive’s services hereunder as Chief Executive Officer of the Company, with such duties and responsibilities as directed from time to time by the board of directors of the Company (the “Board”), commensurate with Executive’s status and consistent with Executive’s position hereunder.

(b)

During the Term, Executive’s principal place of employment shall initially be in Montreal, Canada; provided that the Company and Executive may mutually agree to change such principal place of employment to an alternate Company office. Executive acknowledges that Executive’s duties and responsibilities shall require Executive to travel on business to the extent necessary to fully perform Executive’s duties and responsibilities hereunder.

(c)

During the Term, Executive shall use Executive’s best efforts to faithfully and diligently serve the Company and shall not act in any capacity that is in conflict with Executive’s duties and responsibilities hereunder; provided, however, that Executive may manage Executive’s personal investments and affairs, participate in non-profit, educational, religious, community or philanthropic activities, in each case, to the extent that such activities do not interfere with the performance of Executive’s duties under this Agreement, are not in conflict with the business interests of the Company and are disclosed to the Company. Except as provided in the preceding sentence, during the Term, Executive shall not be permitted to become engaged in or render business related services for any Person other than the Company and its Affiliates, and shall not be permitted to become a member of the board of directors of any for-profit Person, in any case without the consent of the Company, which consent may not be unreasonably withheld by the Company.

3.	Compensation and Related Matters.

(a)

Base Salary. During the Term, for all services rendered under this Agreement, Executive shall receive an aggregate annual base salary (the “Base Salary”) at a rate of US$650,000, payable in accordance with the Company’s applicable payroll practices. References in this Agreement to “Base Salary” shall be deemed to refer to the most recently effective annual base salary rate. The Base Salary shall be reviewed annually by the Board and may be increased, but not decreased, in the sole discretion of the Board.

(b)

Annual Bonus. During the Term, for each fiscal year commencing with fiscal year 2019, Executive shall be eligible to participate in an annual bonus plan, with the opportunity to earn a cash bonus with a target of one hundred percent (100%) of Base Salary if specific annual performance targets are met (the “Annual Bonus”). The Board shall determine, in its sole discretion, such performance targets and whether they have been met. The Annual Bonus for any fiscal year, if any, will be payable within thirty (30) days following the date upon which the Board receives the audited consolidated financial statements of the Company for such fiscal year, subject to the terms of Section 4.

(c)

Benefits and Perquisites. During the Term, Executive shall be entitled to participate in any benefit plans and programs, commensurate with Executive’s position, that are provided by the Company from time to time for its senior management executives generally, which currently include health and dental coverage, short and long-term disability and life insurance, subject to the terms and conditions of such plans and programs.

(d)

Relocation. If the Company and Executive mutually agree that Executive shall permanently relocate to an alternate Company office in accordance with Section 2(b), the Company shall reimburse Executive’s reasonable expenses relating to such relocation (the “Relocation Amount”). All reimbursements shall be made in accordance with the Company’s then prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred). If Executive’s employment hereunder is terminated by the Company for Cause or by Executive for any reason (except due to resignation for Good Reason, death or Disability) prior to the first anniversary of the date of such relocation, Executive shall promptly repay to the Company one hundred percent (100%) of the Relocation Amount.

(e)

Business Expense Reimbursements. During the Term, the Company shall promptly reimburse Executive for Executive’s reasonable, necessary and documented business expenses incurred in connection with performing Executive’s duties hereunder in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).

(f)

Vacation. Executive shall continue to be entitled to five (5) weeks of paid vacation per calendar year to be taken at such times as may be mutually agreed by Executive and the Company in accordance with the Company’s vacation policy in effect from time to time.

(g)

Car Allocation. During the Term, the Company shall pay to Executive a car allowance equal to one thousand six hundred dollars (US$1,600) per month. The Company shall also pay or reimburse Executive, upon presentation of receipts, for all reasonable car expenses actually and properly incurred by him in connection with his duties in accordance with the Company’s expense policy.

4.	Termination of Employment.

(a)

Subject to the immediately following paragraphs (b), (c), (d) and (e), Executive’s employment may be terminated by either party hereto at any time and for any reason. Notwithstanding the foregoing, Executive’s employment shall automatically terminate upon Executive’s death.

(b)

Following termination of Executive’s employment for any reason, the obligations of the Company to pay or provide Executive with compensation and benefits under Section 3 shall cease, and the Company shall have no further obligations to provide compensation or benefits to Executive hereunder, except (i) for payment of any accrued but unpaid Base Salary and for payment of any accrued obligations and unreimbursed expenses under Section 3 accrued or incurred through the date of termination of employment, (ii) if Executive’s employment is terminated by the Company for Cause, for payment of any Annual Bonus earned in respect of the fiscal year prior to the fiscal year in which termination of employment occurs but unpaid as of the date of termination of employment, (iii) as explicitly set forth in any other benefit plans, programs or arrangements applicable to terminated employees in which Executive participates, other than severance plans or policies, (iv) payment for all accrued and unused vacation time through the date of termination of employment, (v) as otherwise provided in Section 4(c) and (vi) as otherwise expressly required by applicable law. The payments referred to in Section 4(b)(i), (ii) and (iv) shall be paid as soon as practicable and in all events within thirty (30) days following the termination of employment, or earlier as required by law. In addition to the foregoing, in the event that Executive’s employment is terminated as a result of his death or Disability, the Company shall pay to Executive an Annual Bonus for the then-current fiscal year based on actual performance for such year, pro-rated from the first date of such fiscal year through Executive’s last date of continued active employment and, payable when the Annual Bonus for such year would otherwise have been payable under Section 3(b) had Executive’s employment not been terminated. For the purposes of this Agreement, “continued active employment” means Executive is actively performing his duties continuously and without interruption and excludes any period of notice of resignation or payment in lieu of notice whether pursuant to applicable law, contract or further to a judgment rendered by a tribunal of competent jurisdiction, as the case may be.

(c)

(i) If Executive’s employment is terminated by the Company without Cause (other than due to death or Disability) or by Executive’s resignation for Good Reason, Executive shall be entitled to receive (A) continued payment of Executive’s monthly Base Salary during the eighteen (18)-month period (the “Notice Period”) immediately following such termination consistent with the Company’s payroll practice; (B) an Annual Bonus for the then-current fiscal year based on actual performance for such year, pro-rated from the first date of such fiscal year through Executive’s last date of continued active employment, payable when the Annual Bonus for such year would otherwise have been payable under Section 3(b) had Executive’s employment not been terminated; (C) continuation during the Notice Period of the health insurance benefits under the terms of the applicable Company benefit plans in which Executive was participating immediately prior to termination of employment, subject to the Company’s continuation of such benefit plans for its employees and to Executive’s payment of the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time; and to the terms and conditions of the applicable plan and the consent of the carrier; provided, further, that such continuation coverage shall end earlier upon Executive’s becoming eligible for comparable coverage under another employer’s benefit plans; and (D) an amount equal to the Annual Bonus at target (i.e., 100% of Base Salary), paid in equal monthly installments over a period of 18 months following the date of Executive’s termination of employment, consistent with the Company’s payroll practice.

(ii)

Any severance payments or benefits under Section 4(c) shall be (A) conditional upon Executive having provided within sixty (60) days after the termination of employment an executed and irrevocable waiver and general release of claims (the “Release”) in favor of the Company, its parent and their respective Affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing (collectively, the “Released Parties”), in a form reasonably satisfactory to the Company that has become effective in accordance with its terms, and (B) subject to Executive’s continued compliance with the terms of the restrictive covenants in Sections 6, 7, 8, 9 and 10. The severance payments payable under Section 4(c) will commence on the first payroll date that is more than seventy-five (75) days following Executive’s termination of employment with such first installment to include and satisfy all installments that would have otherwise been made up to such date assuming for such purpose that the installments had commenced on the first payroll date following Executive’s termination of employment.

(iii)

For purposes of this Agreement, “Cause” means Executive’s: (A) willful and continued failure to substantially perform his duties (other than as a result of his total or partial incapacity) that continues after receipt of written notice from the Company and a ten (10)-day opportunity to cure; (B) conduct in the performance of Executive’s duties and responsibilities to the Company that, in the reasonable judgment of the Company, is likely to injure the reputation, business or a business relationship of the Company or any of its Affiliates; (C) conviction of a crime or indictment which is materially and demonstrably injurious to the Company; (D) willful and material violation of this Agreement or any of the

Company’s policies that is not reasonably corrected upon notification and that continues after receipt of written notice from the Company and a ten (10)-day opportunity to cure (however no cure period will be permitted for a breach by Executive of Sections 6, 7, 8, 9 and 10); (E) engaging in any willful act that is reasonably likely to injure the reputation, business or a business relationship of the Company or any of its Affiliates, that continues after receipt of written notice from the Board and a ten (10)-day opportunity to cure; or (F) willful disregard of, or failure to obey (other than as a result of his total or partial incapacity) or attempt in good faith to discharge, any lawful directives or instructions that are valid under the organizational documents of the Company that continues after receipt of written notice from the Company and a ten (10)-day opportunity to cure.

(iv)

For purposes of this Agreement, “Disability” means Executive’s inability to perform Executive’s duties and responsibilities hereunder due to permanent physical or mental illness or incapacity that is expected to last for a consecutive period of ninety (90) days or one hundred and eighty (180) days during any three hundred and sixty-five (365)-day period as determined by the Board in its good faith judgement and for which any accommodation would cause undue hardship for the Company.

(v)

For purposes of this Agreement, “Good Reason” means occurrence of any of the following acts or events without the written consent of Executive: (A) a material and adverse reduction of Executive’s duties, authority or responsibility or the assignment to Executive of duties materially inconsistent with Executive’s position or responsibilities; (B) a reduction in the Base Salary or Annual Bonus target; (C) requiring Executive to relocate to an alternate Company office more than thirty (30) kilometers from Executive’s principal place of employment in the absence of a mutual agreement pursuant to Section 2(b); (D) material breach of this Agreement by the Company. Notwithstanding the foregoing, none of the circumstances described above may serve as the basis for “Good Reason” unless (x) Executive notifies the Board in writing of any event constituting “Good Reason” within thirty (30) days following his knowledge of the initial existence of such circumstance and (y) the Company fails to cure such circumstance within thirty (30) days following receipt of such written notice. Failing such cure, a termination of employment by Executive for Good Reason shall be effective on the day following the expiration of such cure period.

(d)

If Executive resigns other than for Good Reason, he shall provide the Company with sixty (60) days prior notice of his intention to resign. The Company may waive all or part of this notice and pay Executive the Base Salary and his other benefits in lieu thereof.

(e)

The payment of any amounts accrued under any benefit plan, program or arrangement in which Executive participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections Executive has made thereunder. The Company may offset any amounts due and payable by Executive to the Company or its subsidiaries against any amounts the Company owes Executive hereunder.

(f)

Executive shall have no duty to mitigate damages as a condition of receiving any payment or benefit under this Section 4, and except to the extent specifically provided for herein, for the avoidance of doubt, no subsequent employment or compensation of Executive with or from any Person shall reduce the obligations of the Company under this Section 4 other than as described in Section 4 with respect to obtaining alternate employee benefits coverage.

5.	Acknowledgments.

(a)

Executive acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization. Executive acknowledges that Executive is and shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets. Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.

(b)

Executive acknowledges (i) that the business of the Company, its subsidiaries and Affiliates is international in scope and without geographical limitation and (ii) notwithstanding the jurisdiction of formation or principal office of the Company, its subsidiaries and Affiliates, or the location of any of their respective executives or employees (including, without limitation, Executive), it is expected that the Company and its subsidiaries and Affiliates will have business activities and have valuable business relationships within their respective industries throughout the world.

(c)

Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its subsidiaries and Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. Executive further acknowledges that Executive’s compliance with the covenants contained in Sections 6, 7, 8, 9 and 10 will not prevent Executive from earning a livelihood, because Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.

6.	Non-Competition and Non-Solicitation.

(a)

Non-Competition: Executive agrees that Executive shall not, directly or indirectly, without the prior written consent of the Company while an employee of the Company and during the eighteen (18)-month period following the termination of Executive’s employment with the Company for any reason (the “Restriction Period”), engage in activities or businesses (including, without limitation, by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for or in any manner engaging in the business of owning, operating or managing any business) in all or any part of North America or any other country or region in which the Company or its Affiliates conduct or solicit business or, as of the date of the termination of Executive’s employment, are planning to conduct or solicit business (the “Territory”) that (i) are principally or primarily in the business of product development, formulation and manufacturing for established and emerging beauty, personal care and home/industrial care companies, (ii) otherwise directly or indirectly compete with the business of the Company and its Affiliates or (iii) involve any prospective business which is actively sought or being sought by the Company and its Affiliates. In the case of the immediately preceding clauses (ii) and (iii), the other business must directly or indirectly compete with the business of the Company and its Affiliates at some point during Executive’s employment and the prospective business must be actively sought by the Company and its Affiliates at some point during Executive’s employment. Furthermore, in the case of the immediately preceding clauses (ii) and (iii), Executive must have had access to and/or obtained knowledge of Confidential Information concerning, and/or been involved with, the business of prospective business at some point during Executive’s employment (the “Business”);

(b)

Non-Solicitation of Customers, Prospective Customers and Suppliers: Executive agrees that Executive shall not, directly or indirectly, without the prior written consent of the Company while an employee of the Company and during the Restricted Period:

(i)

canvass or solicit the business of, or procure or assist the canvassing or soliciting of the business of any Customer, Prospective Customer or Supplier with whom or which Executive materially interacted during the Term or about whom or which Executive received confidential information during the Term for any purpose which is in competition, in whole or in part, with the Business;

(ii)

procure or assist the procurement of any business from any Customer or Prospective Customer with whom or which Executive materially interacted during the Term or about whom or which Executive received confidential information during the Term, for any purpose which is in competition, in whole or in part, with the Business, in all or part of the Territory; or

(iii)

Interfere or attempt to interfere with the Business or persuade or attempt to persuade any Customer, Prospective Customer or Supplier with whom Executive materially interacted during the Term or about whom Executive received confidential information during the Term to discontinue or alter in an adverse manner such Person’s relationship with the Business.

For the purposes of this Agreement, the following definitions shall apply:

“Customer” means any and all Persons who, to Executive’s knowledge, have purchased the goods or services of the Company or its Affiliates in connection with the Business at any time during the one (1)-year period immediately preceding the termination of Executive’s employment;

“Prospective Customer” means any and all Persons who, to Executive’s knowledge, were canvassed or solicited to purchase the goods or services of the Company or its Affiliates in connection with the Business at any time during the one (1)-year period immediately preceding the termination of Executive’s employment; and

“Supplier” means any and all Persons who, to Executive’s knowledge, have supplied goods or services to the Company or its Affiliates in connection with the Business at any time during the one (1)-year period immediately preceding the termination of Executive’s employment.

(c)

Non-Solicitation of Employees and Service Providers: Executive agrees that Executive shall not, directly or indirectly, without the prior written consent of the Company while an employee of the Company and during the Restricted Period:

(i)

solicit the employment or service of, or otherwise induce or entice away from the employment or service of the Company or its Affiliates, any individual who, to Executive’s knowledge, is employed by the Company or its Affiliates or any Person whose services are, to Executive’s knowledge, retained by the Company or its Affiliates at the time of the termination of Executive’s employment or who was, to Executive’s knowledge, employed by the Company or its Affiliates or whose services were, to Executive’s knowledge, retained by the Company or its Affiliates in the six (6)-month period immediately preceding the termination of

Executive’s employment (the “Restricted Persons”), whether or not such Restricted Person would commit any breach of his or her contract of employment or services agreement by reason of leaving the employment or the service of the Company or its Affiliates; or

(ii)	Procure or assist any Person to offer employment to or solicit the employment or service of, or otherwise entice away from the employment or service of, the Company any Restricted Person.

Notwithstanding the foregoing, Section 6(c) shall not apply to any employment or engagement as a result of an advertisement for employment that is not specifically targeted at such Restricted Person.

(d)

The provisions of Section 6 shall not be deemed breached as a result of Executive’s passive ownership of: (i) less than an aggregate of two percent (2%) of any class of securities of a Person engaged, directly or indirectly, in activities that are competitive with the Business, so long as Executive does not actively participate in the business of such Person; provided, however, that such stock is listed on a national securities exchange; or (ii) less than an aggregate of five percent (5%) in value of any instrument of indebtedness of a Person engaged, directly or indirectly, in activities that are competitive with the Business.

(e)

If a final and non-appealable judicial or arbitral determination is made that any of the provisions of this Section 6 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 6 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. Moreover, and without limiting the generality of Section 12, notwithstanding the fact that any provision of this Section 6 is determined not to be subject to specific enforcement, the Company will nevertheless be entitled to recover monetary damages as a result of Executive’s breach of such provision.

7.	Nondisclosure of Confidential Information.

(a)

Executive acknowledges that the Confidential Information obtained by Executive while employed by the Company and its subsidiaries and Affiliates is the property of the Company or its subsidiaries and Affiliates, as applicable. Therefore, Executive agrees that Executive shall not disclose to any unauthorized Person or use for Executive’s own purposes any Confidential Information, except in connection with the performance of his duties under this Agreement or the enforcement of his rights under this Agreement, as may be required by law or otherwise, without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions in violation of this Agreement; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (i) Executive shall promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (ii) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Executive shall disclose only that portion of the Confidential Information which, based on the written advice of Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (iii) the

Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b)

For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company and its subsidiaries and Affiliates, including, without limitation, all business information (whether or not in written form) which relates to the Company, its subsidiaries or Affiliates, or their customers, suppliers or contractors or any other third parties in respect of which the Company or its subsidiaries or Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Executive’s breach of this Agreement, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to Executive prior to Executive’s involvement with the Company or its subsidiaries or Affiliates or information rightfully obtained from a third party (other than pursuant to a breach by Executive of this Agreement). Without limiting the foregoing, Executive and the Company each agrees to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company or its subsidiaries and Affiliates, except that Executive and the Company each may disclose information concerning such dispute to the court that is considering such dispute or to their respective legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(c)

Except as expressly set forth otherwise in this Agreement, Executive agrees that Executive shall not disclose the terms of this Agreement, except to Executive’s immediate family and Executive’s financial and legal advisors, or as may be required by law or ordered by a court. Executive further agrees that any disclosure to Executive’s financial and legal advisors will only be made after such advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms.

(d)

Executive further agrees that Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company, its subsidiaries or Affiliates any unpublished documents or any property belonging to any Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

(e)

Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Commission des normes, de /‘équite et de Ia santé et sécurité du travail (Quebec), the Autorité des marchés financiers (Quebec), Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, provincial or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agency. Further, the Company hereby provides notice to Executive pursuant to 18 U.S.C. §1833 that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, provincial or local government official, either directly or indirectly, or to any attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’strade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Executive is advised to consult an attorney prior to disclosing any trade secrets or Confidential Information as such immunity is only applicable in limited situations.

8.	Return of Property.

Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company and its subsidiaries and Affiliates, in whatever form (including electronic), and all copies thereof, that are received or created by Executive while an employee of the Company or its subsidiaries or Affiliates (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company and its subsidiaries and Affiliates, and Executive shall immediately return, or immediately dispose of, in the case of copies, such property to the Company upon the termination of Executive’s employment and, in any event, at the Company’s request. Executive further agrees that any property situated on the premises of, and owned by, the Company or its subsidiaries or Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice.

9.	Intellectual Property Rights.

(a)

Executive agrees that the results and proceeds of Executive’s, services for the Company or its subsidiaries or Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress for the Company whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Executive, either alone or jointly with others for the Company (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Executive whatsoever. If, for any reason, any Inventions shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its subsidiaries or Affiliates) under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates), and the Company or such subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the

Universe in any manner determined by the Company or such subsidiaries or Affiliates without any further payment to Executive whatsoever. As to any Invention that Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention. Executive hereby confirms that it was always the intention of the parties hereto that the Company own any right, title, and interest throughout the world in and to any such Invention.

(b)

Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout Canada, the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 9(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Executive’s employer. Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of Executive’semployment with the Company.

(c)

Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

10.	Nondisparagement.

Executive shall not at any time while an employee of the Company and following termination of Executive’s employment, whether in writing or orally, malign, denigrate or disparage the Company, its subsidiaries or Affiliates or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. Notwithstanding the foregoing, nothing contained in this Section 10 shall be construed to limit or interfere with Executive’s right to engage in the activities set forth in Section 7(e).

11.	Notification of Subsequent Employer.

Executive hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which Executive remains subject to any of the covenants set forth in Section 6, Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company.

12.	Remedies and Injunctive Relief.

Executive acknowledges that a violation by Executive of any of the covenants contained in Sections 6, 7, 8, 9 or 10 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to seek injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 6, 7, 8, 9 or 10, in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

13.	Representations of Executive; Advice of Counsel.

(a)	Executive represents, warrants and covenants that as of the date hereof and as of the Effective Date:

(i)	Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder;

(ii)	Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term; and

(iii)	the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject.

(b)

Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

14.	Cooperation.

Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against any Released Parties, which relates to events occurring during Executive’s employment with the Company, its subsidiaries and Affiliates as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that any such cooperation occurring after the termination of Executive’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.

15.	Withholding; Taxes; Section 409A.

The Company may deduct and withhold from any amounts payable under this Agreement such federal, provincial, state, local, or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation, as applicable. It is intended that the provisions of this Agreement comply with or are exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and all provisions of this Agreement will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. The Company cannot make any representations or guarantees with respect to compliance with such requirements, and neither the Company nor any Affiliate will have any obligation to indemnify Executive or otherwise hold him harmless from any or all of such taxes or penalties. For purposes of Section 409A of the Code, each installment payment hereunder will be deemed a “separate payment” within the meaning of Treas. Reg. Section 1.409A-2(b)(iii). With respect to the timing of payments of any deferred compensation payable upon a termination of employment hereunder, references in this letter to “termination of employment” (and substantially similar phrases) mean “separation from service” within the meaning of Section 409A of the Code. For the avoidance of doubt, it is intended that any expense reimbursement made to Executive hereunder is exempt from Section 409A of the Code; however, if any expense reimbursement hereunder is determined to be deferred compensation within the meaning of Section 409A of the Code, then (a) the amount of the expense reimbursement during one taxable year will not affect the amount of the expense reimbursement during any other taxable year, (b) the expense reimbursement will be made on or before the last day of the year following the year in which the expense was incurred and (c) the right to expense reimbursement hereunder will not be subject to liquidation or exchange for another benefit.

16.	Assignment.

(a)

This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of Executive, and any assignment in violation of this Agreement shall be void.

(b)

This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, in the event of Executive’s death, Executive’s estate and heirs in the case of any payments due to Executive hereunder).

(c)

Executive acknowledges and agrees that all of Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and any successor or assign to all or substantially all of the Company’s business or assets.

17.	Governing Law; No Construction Against Drafter.

(a)

This Agreement and the rights and obligations of the parties hereunder, and all claims or causes of action (whether in contract or tort) arising hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the country, province, and/or state in which Executive primarily works, without regard to its choice of law principles. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision. Each party hereby hereto irrevocably consents to the jurisdiction of the federal, provincial, and/or state courts of the province and/or state in which Executive primarily works for all purposes in connection with any action or proceeding that arises out of or relates to this Agreement and agrees that any action instituted in respect of this Agreement shall be commenced, prosecuted and continued

only in such courts, which shall be the exclusive and only proper forum for adjudicating such a claim. Each party hereto expressly and irrevocably waives any and all objections it may have as to convenience of forum, venue or personal jurisdiction in any such courts.

(b)

EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHTS TO A TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

18.	Amendment; No Waiver.

(a)	No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive).

(b)

The failure of a party hereto to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party hereto in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

19.	Severability.

If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

20.	Entire Agreement.

This Agreement constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Executive and the Company, relating to such subject matter, including but not limited to the Employment Agreement. Neither of the parties hereto shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein. Notwithstanding the foregoing, the obligations of Executive under this Agreement constitute separate and independent obligations from his obligations under any other agreement, including, without limitation, under the Share Purchase Agreement and the Shareholders Agreement dated December 21, 2018, as the case may be, the rights of either party hereto under this Agreement are in addition to, and not in substitution for, any rights under any such agreement. The Company

Is not bound to exercise any right or remedy, and the exercise of rights and remedies under this Agreement is without prejudice to the rights of the Company in respect of any other agreement.

21.	Survival.

The rights and obligations of the parties hereto under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

22.	Notices.

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties hereto at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

If to the Company, to:	Knowlton Development Corporation Inc.
255 Roland Therrien Boulevard
Longueuil, QC J4H 4A6
Canada
	Attention:	Pierre Prud’homme
	Email:	pprudhomme@kdc-one.com

with a copy to:	Cornell Capital LLC
499 Park Avenue, 21st Floor
New York, NY 10022
	Attention:	Emily Pollack
	Email:	emily@cornellcapllc.com

If to Executive, to:	At Executive’s primary residence on file with the Company.

Executive hereby agrees to promptly provide the Company with written notice of any change in Executive’s address for so long as this Agreement remains in effect. Notices delivered by facsimile shall have the same legal effect as if such notice had been delivered in person.

23.	Headings and References.

The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

24.	Counterparts.

This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

25.	Attorneys’ Fees.

In the event that an action or proceeding is brought to enforce any provision of this Agreement, the substantially prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party.

26.	Language.

The parties hereto acknowledge that they have requested and are satisfied that this Agreement and all related documents be drawn up in the English language. Les parties aux presentes reconnaissent avoir requis que Ia presente entente et les documents qui y sont relatifs soient rediges en anglais.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.

KNOWLTON DEVELOPMENT CORPORATION INC.

By:	/s/ P.Prod’hommes
Name: P.Prod’hommes
Title: EVP & CFO

/s/ Nicholas E. Whitley
NICHOLAS E. WHITLEY